EXHIBIT 99.1

                 METTLER-TOLEDO INTERNATIONAL INC. REPORTS
                         THIRD QUARTER 2006 RESULTS

                 - - STRONG LOCAL CURRENCY SALES GROWTH - -
                - - STRONG EARNINGS AND CASH FLOW GROWTH - -

GREIFENSEE, Switzerland and COLUMBUS, Ohio, USA - November 2, 2006 - Mettler-Toledo International Inc. (NYSE: MTD) today announced net earnings per diluted share of $1.16 for the quarter ended September 30, 2006. During the quarter, the Company reduced its annual effective tax rate from 30% to 27%. As a result, the third quarter earnings included a discrete tax benefit of $0.06 per share to adjust the tax rate for the first two quarters of 2006 to 27%. The third quarter results also included an additional $0.19 per share net benefit for other discrete tax items and $0.03 per share expense of share-based compensation.

In the third quarter of 2005, net earnings per diluted share were $0.60 and included a net charge of $0.12 due to discrete tax items. The third quarter 2005 results did not include any share-based compensation expense.

Net earnings per diluted share on a reported basis increased 93% in the third quarter 2006 over the prior year quarter. Adjusting for the one-time tax items in both periods and for share-based compensation expense - - net earnings per diluted share would have increased 31% over the prior year. To facilitate comparability, a reconciliation of EPS is provided in the attached schedules.

Robert F. Spoerry, Chairman, President and Chief Executive Officer, stated, "We are very pleased with our strong sales growth and operating performance in the quarter - particularly in light of the solid results in the year-ago quarter. Demand in most of our markets is favorable, and sales increased in all key businesses and geographic regions. We continue to reinforce our technology leadership with new product introductions, and our sales and marketing initiatives are proving highly effective. Positive market conditions and our focus on execution led to a healthy increase in operating profit and robust cash flow generation. Our EPS growth of 31% on a comparable basis was excellent."

Sales for the quarter were $397.3 million, compared with $365.4 million in the prior year, an increase of 7% in local currency sales. Reported sales growth in the quarter was 9%, which includes a 2% favorable currency benefit. By region, local currency sales growth for the quarter was 5% in Europe, 6% in the Americas and 11% in Asia / Rest of World. In the quarter, adjusted operating income amounted to $57.8 million, a 14% increase over the prior period amount of $50.9 million.

For the nine-month period, net earnings per diluted share were $2.56 in 2006, which included the $0.19 net tax benefit as mentioned above and $0.10 of share-based compensation. Net earnings per diluted share in the comparable 2005 period were $1.49 and included the above-mentioned $0.12 tax charge and $0.30 charge for previously disclosed litigation. Net earnings in 2005 did not include share-based compensation. On an as reported basis, net earnings per diluted share increased 72% over the prior year period. Excluding the effects of the one-time items in both periods and share-based compensation, net earnings per diluted share would have increased 29% over the prior year. To facilitate comparability, a reconciliation of EPS is provided in the attached schedules.

Sales for the nine-month period were $1.133 billion, compared with $1.071 billion in the prior year. This represents a 6% increase in reported sales, consisting of 6% local currency sales growth and no impact due to currency. Adjusted operating income for the nine-month period was $154.7 million in 2006, a 12% increase over the prior year amount of $138.0 million.

Cash flow from operations in the third quarter was $67.5 million, compared with $60.3 million in the prior year quarter. Cash flow from operations in the nine-month period was $139.7 million, compared with $117.6 million in the prior year. The Company repurchased 1.1 million shares of its stock for $65.3 million in the third quarter and 3.0 million shares for $182.4 million in the first nine months of 2006.

The Company stated that it expects EPS for the fourth quarter of 2006 to be in the range of $1.16 to $1.21, which includes share-based compensation. This estimate assumes local currency sales growth of 3% to 5%. The Company noted that it completed a tax reorganization in the third quarter of 2006 and, as a result, it expects its effective tax rate in the fourth quarter to be approximately 27%. EPS in the fourth quarter, excluding share-based compensation, is estimated at $1.20 to $1.25.

The fourth quarter estimates would result in local currency sales growth of approximately 6% for the full year 2006 and as reported EPS in the range of $3.72 to $3.77. This estimate includes a net $0.19 per share benefit for discrete tax items as mentioned earlier and a $0.14 charge for share-based compensation. Excluding both share-based compensation and discrete tax items, EPS for the full year would be in the range of $3.67 to $3.72 and represents approximately 26% growth over comparable 2005 EPS.

The Company stated that based on an economic environment and market conditions similar to today's, it expects 2007 EPS to be in the range of $4.00 to $4.10, assuming local currency sales growth in the 4% to 6% range. The Company noted the 2007 estimates include share-based compensation and reflect an effective tax rate of approximately 27%. On a comparable basis excluding the one-time tax items in 2006 and using the mid-points of the 2006 and 2007 estimates, this represents a growth of approximately 14%.

Spoerry concluded, "We are cautiously optimistic as we look toward 2007. We assume market conditions will remain positive, and we are confident in our ability to execute our initiatives. As always we will monitor our end markets and react should conditions change. We have a well-proven strategy in place that is aimed at generating solid sales growth which, when combined with our margin improvement initiatives and share repurchase strategy, generates strong earnings growth."

The Company has provided a reconciliation of earnings before taxes, the most comparable U.S. GAAP measure, to adjusted operating income in the attached schedules.

The Company will host a conference call to discuss its third quarter results today (Thursday, November 2) at 5:00 p.m. Eastern Time. To hear a live webcast or replay of the call, visit the investor relations page on the Company's website at www.mt.com.

METTLER TOLEDO is a leading global supplier of precision instruments and services. The Company is the world's largest manufacturer and marketer of weighing instruments for use in laboratory, industrial and food retailing applications. The Company also holds top-three market positions in several related analytical instruments and is a leading provider of automated chemistry systems used in drug and chemical compound discovery and development. In addition, the Company is the world's largest manufacturer and marketer of metal detection and other end-of-line inspection systems used in production and packaging and holds a leading position in certain process analytics applications. Additional information about METTLER TOLEDO can be found on the World Wide Web at "www.mt.com."

Statements in this discussion which are not historical facts may be considered "forward-looking statements" that involve risks and uncertainties. For a discussion of these risks and uncertainties, which could cause actual events or results to differ from those contained in the forward-looking statements, see "Factors affecting our future operating results" in Part I, Item 1A, of the Company's Annual Report on Form 10-K for the fiscal year December 31, 2005. The Company assumes no obligation to update this press release.

                                           METTLER-TOLEDO INTERNATIONAL INC.
                                         CONSOLIDATED STATEMENTS OF OPERATIONS
                                       (AMOUNTS IN THOUSANDS EXCEPT SHARE DATA)
                                                    (UNAUDITED)

                                             Three months ended                       Three months ended
                                             September 30, 2006       % of sales      September 30, 2005       % of sales

Net sales                                           $   397,318 (a)        100.0             $   365,428            100.0
Cost of sales                                           203,261             51.2                 186,422             51.0
                                                    -----------            -----             -----------            -----
Gross profit                                            194,057             48.8                 179,006             49.0

Research and development                                 20,478              5.2                  19,315              5.3
Selling, general and administrative                     117,762 (b)         29.6                 108,777             29.8
Amortization                                              2,793              0.7                   2,816              0.8
Interest expense                                          4,409              1.1                   4,006              1.1
Other income, net                                        (1,441)            (0.4)                   (249)            (0.1)
                                                    -----------            -----             -----------            -----
Earnings before taxes                                    50,056             12.6                  44,341             12.1

Provision for taxes                                       3,016 (c)          0.8                  18,723 (d)          5.1
                                                    -----------            -----             -----------            -----
Net earnings                                        $    47,040             11.8             $    25,618              7.0
                                                    ===========            =====             ===========            =====
Basic earnings per common share:
Net earnings                                        $      1.18                              $      0.61
Weighted average number of common shares             39,795,452                               41,786,186

Diluted earnings per common share:
Net earnings                                        $      1.16                              $      0.60
Weighted average number of common                    40,455,687                               42,893,530
  and common equivalent shares

Notes:

(a) Local currency sales increased 7% as compared to the same period in 2005.
(b) Includes share-based compensation expense of $2.0 million ($1.3 million after-tax) for the three months ended September 30, 2006.
(c) Includes tax benefits related to a legal reorganization that resulted in the reduction of the estimated annual effective tax rate from 30% to 27% and discrete tax items of $10.5 million, net. The discrete items comprise a benefit of $2.9 million, net, associated with the legal reorganization, a benefit of $5.1 million resulting from a favorable tax law change and a $2.5 million cumulative tax benefit adjustment related to the tax rate change associated with the first six months of 2006.
(d) Includes a net tax charge of $5.4 million related to earnings repatriation associated with the American Jobs Creation Act of $13.1 million offset in part by the favorable resolution of certain tax contingencies of $7.7 million.

                        RECONCILIATION OF EARNINGS BEFORE TAXES TO ADJUSTED OPERATING INCOME

                                             Three months ended                       Three months ended
                                             September 30, 2006       % of sales      September 30, 2005       % of sales

Earnings before taxes                               $    50,056                              $    44,341
  Share-based compensation                                2,011                                        0
  Amortization                                            2,793                                    2,816
  Interest expense                                        4,409                                    4,006
  Other income, net                                      (1,441)                                    (249)
                                                    -----------            -----             -----------            -----
Adjusted operating income                           $    57,828 (a)         14.6             $    50,914             13.9
                                                    ===========            =====             ===========            =====

Note:

(a) Adjusted operating income increased 14% as compared to the same period in 2005.


                                           METTLER-TOLEDO INTERNATIONAL INC.
                                         CONSOLIDATED STATEMENTS OF OPERATIONS
                                       (AMOUNTS IN THOUSANDS EXCEPT SHARE DATA)
                                                    (UNAUDITED)

                                              Nine months ended                        Nine months ended
                                             September 30, 2006       % of sales      September 30, 2005       % of sales

Net sales                                           $ 1,132,635 (a)        100.0             $ 1,071,225            100.0
Cost of sales                                           575,803             50.8                 548,999             51.2
                                                    -----------            -----             -----------            -----
Gross profit                                            556,832             49.2                 522,226             48.8

Research and development                                 60,979              5.4                  61,053              5.7
Selling, general and administrative                     347,469 (b)         30.7                 323,209             30.2
Amortization                                              8,498              0.8                   8,615              0.8
Interest expense                                         12,835              1.1                  11,286              1.1
Other charges (income), net                              (6,536)            (0.6)                 20,996 (d)          2.0
                                                    -----------            -----             -----------            -----
Earnings before taxes                                   133,587             11.8                  97,067              9.0

Provision for taxes                                      28,075  (c)         2.5                  32,357 (e)          3.0
                                                    -----------            -----             -----------            -----
Net earnings                                        $   105,512              9.3             $    64,710              6.0
                                                    ===========            =====             ===========            =====
Basic earnings per common share:
Net earnings                                        $      2.61                              $      1.53
Weighted average number of common shares             40,460,563                               42,427,364

Diluted earnings per common share:
Net earnings                                        $      2.56                              $      1.49
Weighted average number of common                    41,155,856                               43,573,821
  and common equivalent shares

Notes:

(a) Local currency sales increased 6% as compared to the same period in 2005.
(b) Includes share-based compensation expense of $6.3 million ($4.1 million after-tax) for the nine months ended September 30, 2006.
(c) Includes tax benefits related to a legal reorganization that resulted in the reduction of the estimated annual effective tax rate from 30% to 27% and discrete tax items of $8.0 million, net. The discrete items comprise a benefit of $2.9 million, net, associated with the legal reorganization and a benefit of $5.1 million resulting from a favorable tax law change.
(d) Includes a $21.8 million ($13.1 million after-tax), one-time litigation charge related to a $19.9 million ($12 million after-tax) non-cash write-off of an intellectual property license and $1.9 million ($1.1 million after-tax) of related legal costs.
(e) Includes a net tax charge of $5.4 million related to earnings repatriation associated with the American Jobs Creation Act of $13.1 million offset in part by the favorable resolution of certain tax contingencies of $7.7 million.


                        RECONCILIATION OF EARNINGS BEFORE TAXES TO ADJUSTED OPERATING INCOME

                                             Nine months ended                        Nine months ended
                                             September 30, 2006       % of sales      September 30, 2005       % of sales

Earnings before taxes                               $   133,587                              $    97,067
  Share-based compensation                                6,278                                        0
  Amortization                                            8,498                                    8,615
  Interest expense                                       12,835                                   11,286
  Other charges (income), net                            (6,536)                                  20,996
                                                    -----------            -----             -----------            -----
Adjusted operating income                           $   154,662 (a)         13.7             $   137,964             12.9
                                                    ===========            =====             ===========            =====

Note:

(a) Adjusted operating income increased 12% as compared to the same period in 2005.


                          METTLER-TOLEDO INTERNATIONAL INC.
                        CONDENSED CONSOLIDATED BALANCE SHEETS
                               (AMOUNTS IN THOUSANDS)
                                     (UNAUDITED)

                                                September 30, 2006    December 31, 2005

Cash and cash equivalents                              $   195,358          $   324,578
Accounts receivable, net                                   270,712              271,915
Inventory                                                  160,720              150,201
Other current assets and prepaid expenses                   61,652               53,965
                                                       -----------          -----------
Total current assets                                       688,442              800,659

Property, plant and equipment, net                         220,331              218,519
Goodwill and other intangibles                             534,761              528,209
Other non-current assets                                   119,030              122,386
                                                       -----------          -----------
Total assets                                           $ 1,562,564          $ 1,669,773
                                                       ===========          ===========

Short-term debt                                        $     7,738          $     6,345
Accounts payable                                            82,599               88,553
Accrued and other current liabilities                      273,038              258,558
                                                       -----------          -----------
Total current liabilities                                  363,375              353,456

Long-term debt                                             361,418              443,795
Other non-current liabilities                              211,304              213,520
                                                       -----------          -----------
Total liabilities                                          936,097            1,010,771

Shareholders' equity                                       626,467              659,002
                                                       -----------          -----------
Total liabilities and shareholders' equity             $ 1,562,564          $ 1,669,773
                                                       ===========          ===========



                                     CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                                  (AMOUNTS IN THOUSANDS)
                                                       (UNAUDITED)

                                     CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                      Three months ended             Nine months ended
                                                                        September 30,                  September 30,
                                                                      2006          2005             2006          2005

Cash flow from operating activities:
  Net earnings                                                      $  47,040     $  25,618        $ 105,512     $  64,710
  Adjustments to reconcile net earnings to
   net cash provided by operating activities:
    Depreciation                                                        6,422         6,342           19,317        19,458
    Amortization                                                        2,793         2,816            8,498         8,615
    Deferred taxation                                                  (1,549)        7,244           (6,594)       (5,108)
    Excess tax benefits from share-based payment arrangements            (412)            -           (8,160)            -
    Other                                                               2,099          (124)           5,047        19,806
      Increase in cash resulting from changes in
       operating assets and liabilities                                11,076        18,413           16,096        10,108
                                                                    ---------     ---------        ---------     ---------
        Net cash provided by operating activities                      67,469        60,309          139,716       117,589
                                                                    ---------     ---------        ---------     ---------

Cash flows from investing activities:
  Proceeds from sale of property, plant and equipment                     439           280            4,036           874
  Purchase of property, plant and equipment                            (8,808)       (9,123)         (20,607)      (21,046)
  Acquisitions                                                              0        (3,771)            (790)       (3,984)
                                                                    ---------     ---------        ---------     ---------
       Net cash used in investing activities                           (8,369)      (12,614)         (17,361)      (24,156)
                                                                    ---------     ---------        ---------     ---------

Cash flows from financing activities:
  Proceeds from borrowings                                             22,144        72,699           51,873       159,318
  Repayments of borrowings                                            (74,256)     (107,269)        (149,605)     (130,705)
  Proceeds from exercise of stock options                               5,065         7,526           22,532        11,451
  Excess tax benefits from share-based payment arrangements               412             -            8,160             -
  Repurchases of common stock (a)                                     (65,272)      (33,481)        (186,616)     (108,131)
                                                                    ---------     ---------        ---------     ---------
        Net cash used in financing activities                        (111,907)      (60,525)        (253,656)      (68,067)
                                                                    ---------     ---------        ---------     ---------

Effect of exchange rate changes on cash and cash equivalents            1,399         3,362            2,081         1,854
                                                                    ---------     ---------        ---------     ---------

Net increase (decrease) in cash and cash equivalents                  (51,408)       (9,468)        (129,220)       27,220

Cash and cash equivalents:
  Beginning of period                                                 246,766       103,864          324,578        67,176
                                                                    ---------     ---------        ---------     ---------
  End of period                                                     $ 195,358     $  94,396        $ 195,358     $  94,396
                                                                    =========     =========        =========     =========

Note:

(a) The nine months ended September 30, 2006 and 2005 include $4.2 million and $1.4 million, respectively, relating to the settlement of a liability for shares purchased as of December 31, 2005 and 2004.

                     RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW

Net cash provided by operating activities                           $  67,469     $  60,309        $ 139,716     $ 117,589
  Excess tax benefits from share-based payment arrangements               412             -            8,160             -
  Payments in respect of restructuring activities                           0           420                0         1,941
  Proceeds from sale of property, plant and equipment                     439           280            4,036           874
  Purchase of property, plant and equipment                            (8,808)       (9,123)         (20,607)      (21,046)
                                                                    ---------     ---------        ---------     ---------
Free cash flow                                                      $  59,512     $  51,886        $ 131,305     $  99,358
                                                                    =========     =========        =========     =========



                                  METTLER-TOLEDO INTERNATIONAL INC.
                                    OTHER OPERATING STATISTICS

                             LOCAL CURRENCY SALES GROWTH BY DESTINATION

                                                         Europe      Americas    Asia/RoW      Total
                                                      -------------------------------------------------

Three Months Ended September 30, 2006                      5%           6%          11%         7%

Nine Months Ended September 30, 2006                       7%           5%          9%          6%






                          RECONCILIATION OF DILUTED EPS AS REPORTED TO DILUTED EPS EXCLUDING
                                 SHARE-BASED COMPENSATION EXPENSE AND ONE-TIME ITEMS
                                                     (UNAUDITED)

                                                                 Three months ended                  Nine months ended
                                                                    September 30,                      September 30,
                                                           -------------------------------     -------------------------------

                                                                                    %                                   %
                                                             2006       2005      Growth         2006       2005      Growth
                                                           --------   --------  ----------     --------   --------  ----------

EPS as reported, diluted                                    $ 1.16     $ 0.60        93%        $ 2.56     $ 1.49        72%

Discrete tax items:
 Benefit in Q3 of adjusting Q1 and Q2 tax rate (a)           (0.06)         -                        -          -
 Other discrete tax items (b) (c)                            (0.19)      0.12                    (0.19)      0.12
Share-based compensation (d)                                  0.03          -                     0.10          -
Non-cash intangible write-off and litigation (e)                 -          -                        -       0.30
                                                            ------     ------                   ------     ------
EPS excluding share-based compensation expense
 and one-time items, diluted (f)                            $ 0.94     $ 0.72        31%        $ 2.47     $ 1.91        29%
                                                            ======     ======                   ======     ======

Notes:
(a) EPS impact during the three months ended September 30, 2006 of adjusting the estimated annual effective tax rate from 30% to 27%, or $2.5 million, relating to the six months ended June 30, 2006.
(b) Discrete tax items in 2006 pertain to the EPS impact of tax benefits related to a legal reorganization of $2.9 million, net, and a benefit related to a favorable tax law change of $5.1 million.
(c) Discrete tax items in 2005 represent the EPS impact of net tax charges related to earnings repatriation associated with the American Job Creation Act of $13.1 million offset in part by the favorable resolution of certain tax contingencies of $7.7 million.
(d) EPS impact of $2.0 million ($1.3 million after-tax) for the three months ended September 30, 2006 and $6.3 million ($4.1 million after-tax) for the nine months ended September 30, 2006 for share-based compensation expense.
(e) EPS impact of one-time litigation charge related to a $19.9 million ($12 million after-tax) non-cash write-off of an intellectual property license and $1.9 million ($1.1 million after-tax) of related legal costs.
(f) EPS for the periods ended September 30, 2006 and 2005 reflect an effective tax rate of 27% and 30%, respectively.
